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                                                                      EXHIBIT 12


QUAKER STATE CORPORATION AND SUBSIDIARIES
Statement re Computation of Ratio of Earnings to Fixed Charges

FOR THE THREE MONTHS ENDED MARCH 31
(in thousands)                                                             1998             1997
=================================================================     ============     ============
Interest expense                                                      $      6,959     $      6,326
Interest factor of rental expense                                            2,648            2,324
                                                                      ------------     ------------
Total fixed charges                                                   $      9,607     $      8,650
                                                                      ============     ============

Income from continuing operations before income taxes                 $      2,843     $      9,746
Fixed charges                                                                9,607            8,650
                                                                      ------------     ------------
Total earnings                                                        $     12,450     $     18,396
                                                                      ============     ============

Ratio of earnings to fixed charges                                             1.3              2.1
                                                                      ============     ============

(1) Interest factor of rental expense computed based on: (a) average interest factor from a sample of leases for operations representing in excess of 50% of rentals from continuing operations, and (b) one-third factor of rentals for other operations.

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